Exhibit 10.4

Grant No.:

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

2014 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

AWARD NOTICE

New Hampshire Thrift Bancshares, Inc., a Delaware corporation (the “Company”), hereby grants (the “Grant”) shares of its common stock, $0.01 par value per share (the “Shares”), to the Recipient named below, subject to the vesting and other conditions set forth below. Additional terms and conditions of the Grant are set forth in this Award Notice and in the attached Restricted Stock Agreement (collectively, the “Agreement”) and in the Company’s 2014 Stock Incentive Plan (as amended from time to time, the “Plan”).

Recipient’s Name:

Grant Date:

Number of Shares Covered by the Grant:

Purchase Price per Share: $ .

Vesting Start Date:

Vesting Schedule:	So long as you continue in Service on each applicable Vesting Date, twenty percent (20%) of the Shares covered by the Grant on each of the first (1st), second (2nd), third (3rd), fourth (4th), and fifth (5th) anniversaries of the Vesting Start Date

By your signature below, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Recipient:		Date:
(Signature)

Company:		Date:
(Signature)

Name:

Title:

Attachment

This is not a share certificate or a negotiable instrument.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

2014 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Restricted Stock/ Nontransferability

This Grant is an award of the number of Shares set forth on the Award Notice of this Agreement, at the purchase price set forth on the Award Notice of this Agreement, and subject to the vesting conditions described below (the “Restricted Stock”). The purchase price is deemed paid by your prior services to the Company or any Parent or Subsidiary.

Your Restricted Stock is not transferable, other than by will or by the laws of descent and distribution, and the Shares granted pursuant to such Restricted Stock will be distributable, during your lifetime, only to you.

Vesting

The Company will issue your Restricted Stock in your name as of the Grant Date set forth on the cover sheet of this Agreement.

Your right to the Shares under this Agreement vests as set forth in the Vesting Schedule shown on the Award Notice of this Agreement, so long as you continue in Service on each applicable Vesting Date set forth on the Award Notice of this Agreement. The resulting aggregate number of vested Shares will be rounded to the nearest whole number, and you cannot vest in more than the number of Shares covered by this Agreement.

Forfeiture of Unvested Stock	In the event that your Service terminates prior to the applicable Vesting Date for any reason other than death or Disability, you will forfeit to the Company all of the Shares subject to this Grant that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Death

If your Service terminates prior to the applicable Vesting Date because of your death, any unvested Shares that were scheduled to vest during the six (6)-month period beginning on your date of death will become vested on your date of death.

You may designate a Beneficiary to receive any unvested Shares that become vested on your date of death. Such designation (and any change or revocation of such designation) must be made in writing in the form and manner prescribed by the Committee.

Disability	If your Service terminates prior to the applicable Vesting Date because of your Disability, any unvested Shares that were scheduled to vest during the six (6)-month period beginning on your date of termination will become vested on your date of termination.

Leaves of Absence	For purposes of this Agreement, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company, a Parent, or a Subsidiary in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating ninety

(90) days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Committee determines, in its sole discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan.

Change in Control

Notwithstanding anything in this Agreement to the contrary but subject to Section 8.3(c) of the Plan, if a Change in Control occurs prior to the Vesting Date of your Restricted Stock that is outstanding under the Plan on the date of the Change in Control, the Vesting Date will be accelerated to the date of the Change in Control, and your Restricted Stock will fully vest on such date.

In the event of any merger, consolidation, or other business reorganization (including but not limited to a Change in Control) in which the Company is not the surviving entity, your outstanding, unvested Restricted Stock will be adjusted by allocating to you the amount of money, stock, securities, or other property to be received by the other stockholders of record, and such money, stock, securities, or other property will be subject to the same terms and conditions of this Grant that applied to the Shares for which it has been exchanged.

Issuance

The Restricted Stock will be either (1) registered in the name of the Committee or other trustee or custodian for your benefit and held by the Committee pending the vesting or forfeiture of the Restricted Stock, (2) registered in your name and held by the Committee, together with a stock power executed by you in favor of the Committee, pending the vesting or forfeiture of the Restricted Stock, or (3) registered in your name and delivered to you. In any event, the certificates evidencing the Shares will at all times prior to the applicable Vesting Date bear a restrictive legend.

Upon the expiration or the lapse of the terms, conditions, and restrictions specified in this Agreement, the Company will update the share certificates to reflect the lapse of restrictions and will have the share certificates for the Shares delivered to you.

Withholding Taxes	You agree, as a condition of this Grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the payment of dividends or the vesting of Shares acquired under this Grant. In the event that your employer determines that any federal, state, local, or foreign tax or withholding payment is required relating to the payment of dividends or the vesting of Shares arising from this Grant, your employer shall have the right to: (i) require that you arrange such payments to the Company, (ii) withhold such amounts from other payments due to you from the Company, a Parent, or a Subsidiary, or (iii) withhold the delivery of, or sell without notice, vested Shares otherwise deliverable under this Grant in an amount equal to the minimum required withholding or other taxes due.

If you notify the Company prior to the payment of dividends or the vesting of Shares acquired under this Grant, you may direct the Company to satisfy the minimum required federal, state, local, or foreign tax or withholding payment by reducing the number of Shares subject to the Grant (without issuance of such Shares to you) by a number equal to the quotient of (a) the total minimum required withholding or other taxes due, divided by (b) the Fair Market Value of a Share on the applicable date.

Retention Rights	This Agreement does not give you the right to be retained or employed by the Company or any Parent or Subsidiary in any capacity. Unless otherwise specified in an employment or other written agreement between the Company or any Parent or Subsidiary and you, the Company and any Parent or Subsidiary reserve the right to terminate your Service at any time and for any reason.

Stockholder Rights	You have the right to vote your unvested Restricted Stock and to receive any dividends declared or paid with respect to such unvested Restricted Stock on an unrestricted basis.

Forfeiture of Rights

If during your term of Service you should take actions in competition with the Company or any Parent or Subsidiary, the Company shall have the right to cause a forfeiture of your unvested Restricted Stock, and with respect to those shares of Restricted Stock vesting during the period commencing twelve (12) months prior to your termination of Service with the Company or any Parent or Subsidiary due to taking actions in competition with the Company or any Parent or Subsidiary, the right to cause a forfeiture of those vested Shares.

Unless otherwise specified in an employment or other written agreement between the Company or any Parent or Subsidiary and you, you take actions in competition with the Company or any Parent or Subsidiary if you directly or indirectly, own, manage, operate, join, or control, or participate in the ownership, management, operation, or control of, or are a proprietor, director, officer, stockholder, member, partner, or an employee or agent of, or a consultant to any business, firm, corporation, partnership, or other entity which competes with any business in which the Company or any Parent or Subsidiary is engaged during your employment or other relationship with the Company or any Parent or Subsidiary or at the time of your termination of Service. Under the prior sentence, ownership of less than one percent (1%) of the securities of a public company shall not be treated as an action in competition with the Company or any Parent or Subsidiary.

Clawback

This Grant is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to (i) any Company “clawback” or recoupment policy or (ii) any law, rule, or regulation that requires the repayment by you to the Company of compensation paid by the Company or any Parent or Subsidiary to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or law, rule, or regulation.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you will reimburse the Company the amount of any payment in settlement of this Grant earned or accrued during the twelve (12)-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of New Hampshire, without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in the Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Grant of Restricted Stock. Any prior agreements, commitments, or negotiations concerning this Grant are superseded; except that any written employment, consulting, confidentiality, non-solicitation, and/or severance agreement between you and the Company or any Parent or Subsidiary will supersede this Agreement with respect to its subject matter.

Data Privacy

To administer the Plan, the Company or any Parent or Subsidiary may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, such as your contact information, payroll information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this Grant, you give explicit consent to the Company or any Parent or Subsidiary to process any such personal data.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this Grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company’s Human Resources Department to request paper copies of these documents.

Code Section 409A	The Grant is intended to be exempt from, or to comply with, Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, a Parent, a Subsidiary, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Code Section 409A and neither the Company, a Parent, a Subsidiary, the Board, nor the Committee will have any liability to you for such tax or penalty.

By signing this Agreement, you agree to all of the terms and conditions described above and in the Plan.